EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Vineyard National Bancorp and Subsidiary
We consent to incorporation by reference in the registration statement on Form S-3 of Vineyard National Bancorp and Subsidiary (the “Company’) of our reports dated March 9, 2005, with respect to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Annual Report on Form 10-K of the Company and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement and to the use of our name as it appears under the caption “Experts.”
/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, CA
August 31, 2005